Exhibit A

WRITTEN CONSENT IN LIEU OF FIRST MEETING OF

THE BOARD OF DIRECTORS OF

AUREUS GREENWAY HOLDINGS INC.

a Nevada corporation

In lieu of the first meeting of the board of directors of Aureus Greenway Holdings Inc., a Nevada corporation (the “Corporation”), the undersigned, being the sole incorporator of the Corporation, pursuant to Section 78.315(2) and 78.375 of the Nevada Revised Statutes hereby adopts the following resolutions and acts of the Corporation:

(1)	RESOLVED, that all actions heretofore taken by the incorporator of the Corporation and the directors named in the articles of incorporation of the Corporation (the “Articles of Incorporation”), attached hereto as Exhibit A, and all things done by their authority prior to the organization of the Corporation up to and including the date hereof be, and the same hereby are, ratified and approved as the act of the Corporation.

(2)	RESOLVED, that the Articles of Incorporation, which have been presented to and reviewed by the sole incorporator and duly filed with the Office of the Secretary of State of the State of Nevada on December 22, 2023, shall be, and is hereby approved.

(3)	RESOLVED, that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the Articles of Incorporation, (i) 450,000,000 shares of common stock, par value $0.001 per share, of the Corporation be, and hereby is, authorized by the Board, and (ii) 50,000,000 shares of blank check preferred stock, par value $0.001 per share, of the Corporation be, and hereby is, authorized by the Board. The shares shall be issuable by the Company from time to time.

(4)	RESOLVED, that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the Articles of Incorporation, (i) a series of preferred stock of the Corporation be, and hereby is, authorized by the Board, (ii) the Board hereby authorizes and designates and new series of blank check preferred stock of the Corporation, consisting of twenty million (20,000,000) shares of series A preferred stock, par value $0.001 (the “Series A Preferred Stock”), issuable from time to time and (iii) the Board hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Series A Preferred Stock, in addition to any provisions set forth in the Articles of incorporation that are applicable to all other series of preferred stock of the Corporation.

(5)	RESOLVED, that a copy of the certificate of designation of the Corporation to establish the Articles of Incorporation to authorize and designate the Series A Preferred Stock is attached hereto as Exhibit B, is hereby approved and upon execution shall be submitted to the Office of the Secretary of State of the State of Nevada.

(6)	RESOLVED, that the form of Bylaws submitted to the meeting, attached hereto as Exhibit C, be and hereby are ratified and adopted as the Bylaws of the Corporation.

(7)	RESOLVED, that the Board deems it in the best interests of the Corporation to issue and sell 6,800,000 shares of common stock, par value $0.001, of the Corporation (the “Common Stock”) to Ace Champion Investments Limited, a company formed under the laws of the British Virgin Islands (“Ace Champion”), and 1,360,000 shares of Common Stock shall be issued to Trendy View Assets Management, a company formed under the laws of the British Virgin Islands (“Trendy View”), the aggregate of which has a price of $0.001 per share or an aggregate cash price of eight thousand one hundred sixty dollars and 000/100 cents ($8,160), which this Board deems to be the fair value for such shares.

(8)	RESOLVED, that upon the submission and approval of the Certificate of Designation of the Corporation by the Office of the Secretary of State of the State of Nevada for the designation and authorization of the Series A Preferred Stock, the Board deems it in the best interests of the Corporation to issue 5,000,000 shares of Series A Preferred Stock, to Ace Champion, and 4,000,000 shares of Series A Preferred Stock to Chrome Fields Asset Management LLC, a limited liability company formed in the state of Florida (“Chrome Fields Mgmt.”), and 1,000,000 shares of Series A Preferred Stock shall be issued to Trendy View, the aggregate of which has a price of $0.001 per share or an aggregate cash price of ten thousand dollars and 000/100 cents ($10,000), which this Board deems to be the fair value for such shares.

(9)	RESOLVED, that the fiscal year of the Corporation shall begin on January 1st of each year and end on December 31st of each year.

(10)	RESOLVED, that ChiPing Cheung be, and hereby is, elected as Director, President, Secretary and Treasurer of the Corporation, to serve until the first annual meeting of shareholders, and until his successors are duly elected and qualified.

(11)	RESOLVED, that ChiPing Cheung be, and hereby is appointed as Chief Executive Officer of the Corporation.

(12)	RESOLVED, that Wai Sing “Sam” Lui be, and hereby is appointed as Chief Financial Officer of the Corporation.

(13)	RESOLVED, that Vcorp Services, LLC whose address is 701 S. Carson St., Ste. 200 Carson City, Nevada 89701 be, and hereby is, designated as the registered agent of the Corporation, in charge of the registered office at such address in the State of Nevada.

(14)	RESOLVED, that the appropriate officers of the Corporation (or any of them) shall be, and hereby are empowered and directed to take all necessary or appropriate action including the expenditure of funds, in order to fully and expeditiously complete the organization of the Corporation.

The sole incorporator, by signing this consent, waive notice of the time, place, and purpose of the first meeting of the board of directors of the Corporation and agree to the transactions of business of the first meeting by written consent by the sole incorporator and director of the Corporation.

Dated:	January 17, 2024

/s/ ChiPing Cheung
Name:	ChiPing Cheung
Title:	Sole Incorporator and Director

EXHIBIT A

[separately attached]

EXHIBIT B

[separately attached]

EXHIBIT C

[separately attached]